Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2005, September 1, 2005 as to Note 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14), relating to the consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and its subsidiaries, contained in the prospectus of CBOT Holdings, Inc. dated October 18, 2005, filed pursuant to Rule 424(b) with the Securities and Exchange Commission on October 19, 2005.

/s/    Deloitte & Touche LLP

Chicago, Illinois

October 20, 2005